EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-135440) on Form S-8 of Consolidated Communications Holding, Inc. filed with the Security and Exchange Commission, pertaining to the Consolidated Communications, Inc. 401(k) Plan of our report dated June 24, 2020, with respect to the financial statements and supplemental schedule of Consolidated Communications, Inc. 401(k) Plan included in the annual report (Form 11-K) as of December 31, 2019 and for the year then ended.

/s/ West & Company, LLC

Effingham, Illinois
June 24, 2020